SECOND AMENDMENT
TO
AGREEMENT BETWEEN NORTH STATE BANK AND LARRY BARBOUR

THIS SECOND AMENDMENT TO AGREEMENT BETWEEN NORTH STATE BANK AND LARRY BARBOUR (the "**Amendment**"), is made and entered into this 18th day of July, 2012 and effective as of July 1, 2012 (the "**Effective Date**"), by and between North State Bank, a North Carolina banking corporation (the "**Bank**"), and Larry D. Barbour, an individual resident of North Carolina ("**Barbour**");

WITNESSETH:

WHEREAS, Bank and Barbour entered into an Agreement dated June 1, 2000 (the "**Initial Agreement**"), with respect to the employment of Barbour by Bank;

WHEREAS, the Initial Agreement was amended pursuant to Agreement No. 1 to the Agreement between North State Bank and Larry Barbour entered into on December 30, 2009 (the "**First Amendment**") (the Initial Agreement, as amended pursuant to the First Amendment, is referred to as the "**Agreement**"); and

WHEREAS, the parties desire to amend the Agreement.

NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Definition of Terms. All capitalized terms contained herein and not otherwise defined shall be defined as provided in the Agreement.

2. Amendment of Section 5. Section 5 of the Agreement is hereby amended by deleting Section 5 in its entirety, and substituting therefor the following:

"(a) Barbour's employment shall terminate immediately upon his death, Retirement, or determination of his Disability.

(b) In the event of termination of Barbour's employment by reason of his death, Retirement, or Disability, Barbour (or Barbour's estate in the event of his death) shall be entitled to receive:

(i) payment of any previously unpaid Base Salary through the date of termination; and

(ii) payment of any life insurance, disability or other benefits, if any, for which Barbour is then eligible under the terms of the Bank's employee retirement, benefit and welfare plans; and, in the case of death or Disability, a right to immediately vest in 100% of all options to purchase Common Stock of the Bank that have been granted to Barbour by the

Bank, to be exercised in accordance with the terms of any grant documents.

(c) In the event of termination of Barbour's employment by reason of his Disability, in order for Bank to receive the benefit of Barbour's' experience, knowledge, and contacts, which are extremely valuable to Bank, Bank shall engage Barbour as a consultant on the following terms and conditions:

(i) The term of the consulting engagement shall commence immediately upon termination of Barbour's employment by reason of his Disability, and shall continue until June 30, 2018, unless earlier terminated by reason of (A) Barbour's death, (B) Barbour's resignation from the consulting engagement, or (C) Cause as defined in this Agreement, except that the breach of or negligent inattention to Barbour's duties as a consultant to Bank shall be substituted for the breach or negligent inattention to duties as the President and Chief Executive Officer of the Bank.

(ii) During the term of the consulting engagement, Barbour shall be available for the performance of consulting services including providing advice, publishing articles, attending meetings, initiating and maintaining industry relationships, initiating and maintaining customer relationships, and initiating and maintaining relationships with regulatory bodies. Barbour shall be available for the performance of the foregoing consulting services at reasonable times and upon reasonable advance notice to Barbour, by videoconference, telephone, letter, or in person, so that Bank may have the benefit of Barbour's experience, knowledge and contacts; *provided, however*, that Barbour shall not be obligated to devote more than thirty-seven (37) hours per month to consulting services unless consented to by Barbour. Barbour's point of contact with Bank for purposes of the consulting engagement shall be that person who is then the Chief Executive Officer of Bank.

(iii) During the term of the consulting engagement, Bank shall pay to Barbour such compensation as may be approved by the Board of Directors of Bank or a committee of the Board of Directors of Bank, with the timing of the payment of such compensation to be in accordance with Bank's customary pay practices for its employees.

(iv) During the term of the consulting engagement, Barbour shall be entitled to reimbursement from Bank for all documented reasonable out-of-pocket expenses incurred by Barbour in connection with Barbour's performance of consulting services hereunder, such reimbursement to be made in accordance with Bank's standard travel and expense reimbursement policies as may be in effect from time-to-time, provided that Barbour's incurrence of such expenses shall have been approved by Bank in advance.

(v) Consistent with Barbour's status during the term of the consulting engagement as an independent consultant, during the term of the consulting engagement Bank will not provide Barbour with any benefits offered to the employees of Bank, except to the extent specifically set forth in this Agreement or another written agreement between Bank and Barbour and executed by Barbour and on behalf of Bank.

(vi) Barbour acknowledges and agrees that during the term of the consulting engagement Barbour shall be treated with respect to Bank as an independent contractor and not as an employee, agent or authorized representative of Bank. During the term of the consulting engagement Barbour, in his capacity as consultant, or in any other capacity including without limitation as a member of the Board of Directors of Bank, shall have no authority to initiate, create, assume, or bind Bank to any contact, agreement or obligation whatsoever.

(vii) Because Barbour will be an independent contractor during the term of the consulting engagement, with respect to the consulting engagement Bank will not withhold from any compensation paid to Barbour any amounts for federal or state income taxes, or social security (FICA) for Barbour, nor will Bank pay any social security or unemployment tax with respect to Barbour, as such taxes will be the responsibility of Barbour. Barbour shall indemnify and hold Bank (including its employees, officers, directors, agents, subsidiaries or affiliates) harmless from and against any damage, claim, assessment, interests charge or penalty incurred by or charged to Bank as a result of any claim, cause of action or assessment by any federal or state government or agency for any nonpayment or late payment by Barbour of any tax or contribution based upon compensation paid to Barbour with respect to the consulting engagement.

(d) For purposes of this Agreement:

(i) "**Disability**" and "**Disabled**" shall mean Barbour (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Bank; or (C) is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

(ii) "**Retirement**" shall mean the date Barbour reaches 65 or the date Barbour retires in accordance with Bank's retirement arrangements established for Barbour with Barbour's consent."

3. Amendment of Section 7. Section 7 of the Agreement is hereby amended by deleting Section 7(a) in its entirety, and substituting therefor the following:

> "(a) Termination by the Board of Directors of the Bank for reasons other than (i) for Cause, (ii) as a consequence of Barbour's death or Disability, or (iii) attainment of normal "retirement" as provided under any Bank retirement plan as in effect immediately preceding such date or the attainment of Retirement as defined in this Agreement; or"

4. Full Force and Effect. Except as modified hereby, the Agreement remains unmodified and in full force and effect.

5. Successors and Assigns. This Amendment shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto, in duplicate originals, as of the date first above written.

BANK:

NORTH STATE BANK

By: ______________________
Print Name:
Title: Member of Executive Committee

By: ______________________
Print Name: JACK M. STANGIL
Title: Member of Executive Committee

BARBOUR:

____
Larry D. Barbour